UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
February 22, 2007

JONES APPAREL GROUP, INC.
(Exact Name of registrant as specified in its charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-10746 (Commission File Number)	06-0935166 (IRS Employer Identification No.)
1411 Broadway New York, New York 10018 (Address of principal executive offices)
(212) 642-3860 (Registrant's telephone number, including area code)
Not Applicable Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2007, Anthony F. Scarpa and Allen I. Questrom notified Jones Apparel Group, Inc. (the "Company" or "Jones")  of their decision not to stand for re-election to the Company's Board of Directors at its 2007 Annual Stockholders Meeting.

In notifying the Company of his decision, Mr. Scarpa stated "My six years of service on the Jones board have been very gratifying.  Family obligations, however, necessitate my departure, and I must make difficult choices about where my time is invested in order to be as effective as possible in all of my commitments.  I will miss my time with the Jones board, and I wish them all the best."

In notifying the Company of his decision, Mr. Questrom stated "I have enjoyed my service on the Jones board and working with its highly impressive members.  I regret the decision to step down; however I thought it was appropriate to do so given my recent involvement with the Thomas H. Lee fund and potential conflicts of interest which might arise at some future time.  Further, I am now living in Dallas, Texas and Aspen, Colorado, which has made traveling more difficult than I anticipated.  I continue to be a big supporter of the company and its management and am very optimistic about the future of Jones."

The Company has engaged an executive search firm to help it identify qualified director candidates.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES APPAREL GROUP, INC. (Registrant) By: /s/ Efthimios P. Sotos Efthimios P. Sotos Chief Financial Officer

 Date: February 28, 2007

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